EXHIBIT 99.1

Berkshire Hills Announces Quarterly Shareholder Dividend

BOSTON, November 3, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.18 per common share to shareholders of record at the close of business on November 16, 2023, payable on November 30, 2023.
ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp is the parent of Berkshire Bank. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $12.1 billion in total assets and a community-based footprint of 96 financial centers in Massachusetts, New York, Vermont, Connecticut and Rhode Island. Access more information about Berkshire Hills Bancorp at ir.berkshirebank.com.

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Investor Relations Contact
Kevin Conn, Senior Managing Director, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206